EXHIBIT 3.2

AMENDED AND RESTATED BYLAWS

OF

PRIME GROUP REALTY TRUST

a Maryland real estate investment trust

ARTICLE I

Offices and Fiscal Year

Section 1.1.       Registered Office. Prime Group Realty Trust (the “Trust”) shall maintain a registered office in the State of Maryland as required by law.

Section 1.2.       Principal Office. The Trust also has a principal office located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, telephone number 312/917-1500.

Section 1.3.      Other Offices. The Trust may also have offices other than its principal office at such other places both within and without the State of Maryland as the Board of Trustees may from time to time determine or as the business of the Trust may require.

Section 1.4.       Fiscal and Taxable Years. The fiscal and taxable years of the Trust shall begin on January 1 and end on December 31.

ARTICLE II

Meetings of Shareholders

Section 2.1.       Place. All meetings of shareholders shall be held at the principal office of the Trust or at such other place within the United States as shall be stated in the notice of the meeting.

Section 2.2.       Annual Meetings. An annual meeting of the shareholders for the election of Trustees and the transaction of any business within the powers of the Trust shall be held each year beginning with the year 1998, after the delivery of the annual report referred to in Section 2.14 of this Article II, at a convenient location and on proper notice, on a date and at the time set by the Trustees. Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.

Section 2.3.       Special Meetings. The chairman of the Board of Trustees, the president or the Board of Trustees may call special meetings of the shareholders. Special meetings of shareholders shall also be called by the secretary upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting. The secretary shall inform such shareholders of the reasonably estimated cost of preparing and mailing notice of the meeting and, upon payment by such shareholders to the Trust of such costs, the secretary shall give notice to each shareholder entitled to notice of the meeting. Each special meeting shall be held upon such date and at such time and place either within or without the State of Maryland as shall be designated by the person or persons calling such special meeting at least ten (10) days prior to the special meeting.

Section 2.4.       Notice of Meeting. Not less than ten (10) nor more than ninety (90) days before such meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail or by presenting it to such shareholder personally or by leaving it at its residence or usual place of business. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at its post office address which appears in the records of the Trust, with postage thereon prepaid.

Section 2.5.       Scope of Notice. Any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in such notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice.

Section 2.6.      Organization. Meetings of shareholders shall be presided over by the chairman of the Board of Trustees, if any, or in his or her absence one of the following officers present shall conduct the meeting in the order stated: the president; the vice presidents in their order of rank and seniority; or a chairman chosen by the shareholders entitled to cast a majority of the votes which all shareholders present in person or by proxy are entitled to cast. The secretary, or, in his or her absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, a person appointed by the chairman, shall act as secretary.

Section 2.7.       Quorum. Unless otherwise provided by law or the Articles of Amendment and Restatement of Declaration of Trust of the Trust (the “Declaration of Trust”), at each meeting of shareholders, the presence in person or representation by proxy of the holders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, the shareholders so present and represented may, by vote of the holders of a majority of the shares of the Trust so present and represented, adjourn the meeting from time to time until a quorum shall attend, and Section 2.8 of these Bylaws shall apply to each such adjournment.

Section 2.8.      Adjournments. Any meeting of shareholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Trust may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Section 2.9.       Voting. Subject to the provisions of the Declaration of Trust, a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a Trustee. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein or by statute or by the Declaration of Trust. Unless otherwise provided in the Declaration of Trust, each share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Shareholders will have no right to cumulative voting for the election of Trustees.

Section 2.10.    Proxies. A shareholder may cast the votes entitled to be cast due to the shares owned of record by him or her either in person or by a proxy, executed in writing by the shareholder or by his or her duly authorized agent. Such proxy shall be filed with the secretary of the Trust before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

Section 2.11.     Fixing Date for Determination of Shareholders of Record. In order that the Trust may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Common Shares or for the purpose of any other lawful action, the Board of Trustees may fix, in advance, a record date, which shall not be (i) more than ninety (90) nor less than ten (10) days before the date of such meeting nor (ii) more than ninety (90) days prior to any other action. If no record date is fixed: (a) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (b) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Trustees adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Trustees may fix a new record date for the adjourned meeting.

Section 2.12.       Voting of Shares by Certain Holders. Any shares registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president, a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing board of such corporation or other entity or agreement of the partners of the partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any trustee or other fiduciary may vote shares registered in his name as such fiduciary, either in person or by proxy.

Shares of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Trustees consider necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the shareholder of record of the specified shares in place of the shareholder who makes the certification.

Notwithstanding any other provision contained in the Declaration of Trust or these Bylaws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This Section 2.12 may be repealed, in whole or in part, at any time.

Section 2.13.       Inspectors. At any meeting of shareholders, the chairman of the meeting may, or upon the request of any shareholder shall, appoint one or more persons as inspectors for such meetings. Such inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders.

Each report of an inspector shall be in writing and signed by him or her, or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 2.14.	Reports to Shareholders.

(a)          The Trustees shall submit to the shareholders at or before the annual meeting of shareholders a report of the business and operations of the Trust during such fiscal year, containing a balance sheet and a statement of income and surplus of the Trust, accompanied by the certification of an independent certified public accountant, and such further information as the Trustees may determine is required pursuant to any law or regulation to which the Trust is subject. Within the earlier of twenty (20) days after the annual meeting of shareholders or one hundred and twenty (120) days after the end of the fiscal year of the Trust, the Trustees shall place the annual report on file at the principal office of the Trust and with any governmental agencies as may be required by law and as the Trustees may deem appropriate.

(b)          Not later than forty-five (45) days after the end of each of the first three (3) quarterly periods of each fiscal year, the Trustees shall deliver or cause to be delivered an interim report to the shareholders containing unaudited financial statements for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, and such further information as the Trustees may determine is required pursuant to any law or regulation to which the Trust is subject.

Section 2.15.       List of Shareholders Entitled to Vote. The Secretary shall make, at least ten (10) days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of Common Shares registered in the name of each shareholder. Such list shall be open to the examination of any Shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any shareholder who is present.

Section 2.16.	Nominations and Shareholder Business.
(a)	Annual Meetings of Shareholders.

(1)          Nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Trust’s notice of meeting, (ii) by or at the direction of the Trustees or (iii) by any shareholder of the Trust who was a shareholder of record both at the time of giving of notice provided for in this Section 2.16 and at the time of the annual meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 2.16.

(2)          For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 2.16, the shareholder must have given timely notice thereof in writing to the Secretary of the Trust and such other business must otherwise be a proper matter for action by shareholders. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Trust not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date or if the Trust has not previously held an annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Trust. In no event shall the public announcement of a postponement or adjournment of an annual meeting to a later date or time commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (x) the name and address of such shareholder as they appear on the Trust’s books; (y) the name and address of such beneficial owner; and (z) the number of each class of Common Shares of the Trust which are owned beneficially and of record by such shareholder and such beneficial owner.

(3)          Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 2.16 to the contrary, in the event that the number of Trustees to be elected to the Board of Trustees is increased and there is no public announcement by the Trust naming all of the nominees for Trustee or specifying the size of the increased Board of Trustees at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 2.16 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Trust not later than the close of business on the tenth day following the day on which such public announcement is first made by the Trust.

(b)          Special Meeting of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting. Nominations of persons for election to the Board of Trustees may be made at a special meeting of shareholders at which Trustees are to be elected (i) pursuant to the Trust’s notice of the meeting, (ii) by or at the direction of the Board of Trustees or (iii) provided that the Board of Trustees has determined that Trustees shall be elected at such special meeting, by any shareholder of the Trust who was a shareholder of record both at the time of giving of notice provided for in this Section 2.16 and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 2.16. In the event the Trust calls a special meeting of shareholders for the purpose of electing one or more Trustees to the Board of Trustees, any such shareholder may nominate a person or persons (as the case may be) for election to such position as specified in the Trust’s notice of meeting, if the shareholder’s notice containing the information required by paragraph (a)(2) of this Section 2.16 shall be delivered to the Secretary at the principal office of the Trust not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Trustees to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting to a later date or time commence a new time period for the giving of a shareholder’s notice as described above.

(c)	General.

(1)          Only such persons who are nominated in accordance with the procedures set forth in this Section 2.16 shall be eligible to serve as Trustees and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with procedures set forth in this Section 2.16. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.16 and, if any proposed nomination or business is not in compliance with this Section 2.16, to declare that such nomination or proposal shall be disregarded.

(2)          For purposes of this Section 2.16, “public announcement” shall mean disclosure in a press release reported by the Dow Jones New Service, Associated Press or comparable news service or in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(3)          Notwithstanding the foregoing provisions of this Section 2.16, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.16. Nothing in this Section 2.16 shall be deemed to affect any rights of shareholder to request inclusion of proposals in, nor any of the rights of the Trust to omit a proposal from, the Trust’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.17.       Informal Action By Shareholders. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth such action, is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of a meeting of shareholders (but not to vote thereat) has waived in writing any right to dissent from such action, and such consent and waiver are filed with the minutes of proceedings of the shareholders.

Section 2.18.       Voting By Ballot. Voting on any question or in any election may be viva voce unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

ARTICLE III

Board of Trustees

Section 3.1.     Powers; Qualifications. Unless otherwise provided by law or the Declaration of Trust, the business and affairs of the Trust shall be managed by or under the direction of the Board of Trustees. Unless otherwise provided by the Declaration of Trust, Trustees need not be shareholders. A Trustee shall be an individual at least 21 years of age who is not under legal disability.

Section 3.2.       Annual and Regular Meetings. An annual meeting of the Trustees shall be held immediately after and at the same place as the annual meeting of shareholders, no notice other than this Bylaw being necessary. The Trustees may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Trustees without other notice than such resolution.

Section 3.3        Special Meetings. Special meetings of the Trustees may be called by or at the request of the chairman or chief executive officer or by one-half or more of the Trustees then in office. The person or persons authorized to call special meetings of the Trustees may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Trustees called by them.

Section 3.4.      Notice. Notice of any special meeting shall be given by written notice delivered personally, transmitted by facsimile, telegraphed or mailed to each Trustee at his or her business or residence address or by telephone or facsimile transmission. Personally delivered, facsimile transmitted or telegraphed notices shall be given at least two (2) days prior to the meeting. Telephone notice shall be given at least twenty-four (24) hours prior to the meeting. Notice by mail shall be given at least five (5) days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is delivered to the telegraph company. Telephone notice shall be deemed given when the Trustee is personally given notice in a telephone call to which such Trustee personally is a party. Facsimile transmission shall be deemed given upon receipt by the sender of confirmation indicating receipt of the transaction. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 3.5.      Quorum; Vote Required for Action. A majority of the entire Board of Trustees shall constitute a quorum for transaction of business at any meeting of the Trustees; provided, that if less than a majority of such Trustees are present at said meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice; and provided further, that if pursuant to the Declaration of Trust or these Bylaws the vote of a majority of a particular group of Trustees is required for action, a quorum must also include a majority of such group.

The Trustees present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Trustees to leave less than a quorum.

Section 3.6.	Voting.

(a)          The action of the majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Trustees, unless the concurrence of a greater proportion is required for such action by applicable statute.

Section 3.7.       Telephonic Meetings Permitted. The Board of Trustees may participate in a meeting of the Board of Trustees through use of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other. Participation in the meeting pursuant to this Bylaw shall constitute presence in person at such meeting.

Section 3.8.       Informal Action by Trustees. Unless otherwise provided by the Declaration of Trust, any action required or permitted to be taken at any meeting of the Board of Trustees may be taken without a meeting if all members of the Board of Trustees consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Trustees.

Section 3.9.        Vacancies. If for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder (even if fewer than two Trustees remain). Any vacancy (including a vacancy created by an increase in the number of Trustees) shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Trustees. Any individual so elected as Trustee shall hold office for the unexpired term of the Trustee he or she is replacing.

Section 3.10.       Compensation of Trustees. Unless otherwise provided by the Declaration of Trust, the Board of Trustees shall have the authority to fix the compensation of Trustees. Such compensation may, by resolution of the Trustees, include a fixed sum of cash and/or shares of beneficial interest of the Trust (or options to acquire shares) per year and/or per visit to real property owned or to be acquired by the Trust and for any service or activity they performed or engaged in as Trustees. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Trustees or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as Trustees; but nothing herein contained shall be construed to preclude any Trustees form serving the Trust in any other capacity and receiving compensation therefor.

Section 3.11.      Removal of Trustees. The shareholders may, at any time, remove any Trustee in the manner provided in the Declaration of Trust.

Section 3.12.       Loss of Deposits. No Trustee shall be liable for any loss which may occur by reason of the failure of a bank, trust company, savings and loan association, or other institution with whom moneys or shares have been deposited.

Section 3.13.       Surety Bond. Unless required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 3.14.       Reliance. Each Trustee, officer, employee and agent of the Trust shall, in the performance of his or her duties with respect to the Trust, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

Section 3.15.       Number and Classification. The number of Trustees of the Trust shall initially be seven (7). The Trustees shall be classified, with respect to the terms for which they severally hold office, into separate classes in the manner prescribed in the Declaration of Trust. At any regular meeting or at any special meeting called for that purpose, by the affirmative vote of at least two-thirds of the members, the Board of Trustees may increase or decrease the number of Trustees; provided, that the number thereof shall not be fewer than three (3) nor more than thirteen (13); and provided further, that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees.

ARTICLE IV

Committees

Section 4.1.       Number, Tenure and Vacancies. The Board of Trustees may, by resolution passed by a majority of the Trustees in office, appoint from among its members committees comprised of two (2) or more Trustees. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees. Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternative members to replace any absent or disqualified member or to dissolve any such committee.

Section 4.2.      Power of Committees. The Board of Trustees may delegate to any committee designated under Section 4.1 hereof any of the powers and authority of the Board of Trustees in the management of the business and affairs of the Trust. No such committee, however, shall have power or authority in reference to (i) amending the Declaration of Trust or the Bylaws; (ii) approving any merger or share exchange which does not require shareholder approval; (iii) recommending to the shareholders any action which requires shareholder approval; and (iv) declaring a dividend or a distribution with respect to shares.

Section 4.3.      Meetings. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another Trustee to act in the place of such absent member.

One-third, but not less than two (2), of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of the majority present shall be the act of such committee. The Board of Trustees may designate a chairman of any committee, and such chairman or any two members of any committee may fix the time and place of its meetings unless the Board shall otherwise provide. In the absence or disqualification of any member of any committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Trustee to act at the meeting in the place of such absent or disqualified members; provided, however, that in the event of the absence or disqualification of an Independent Trustee, such appointee shall be an Independent Trustee.

Each committee shall keep minutes of its proceedings and shall report the same to the Board of Trustees at the meeting next succeeding, and any action by the committees shall be subject to revision and alteration by the Board of Trustees; provided that no rights of third persons shall be affected by any such revision or alteration.

Section 4.4.     Telephone Meetings. Members of a committee of the Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 4.5.       Informal Action by Committees. Any action required or permitted to be taken at any meeting of a committee of the Trustees may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

ARTICLE V

Officers

Section 5.1        General Provisions. The officers of the Trust may consist of a chairman of the board, one or more chief operating officers, one or more chief executive officers, one or more presidents, one or more vice presidents, a chief financial officer, a treasurer, one or more assistant treasurers, a secretary, and one or more assistant secretaries. In addition, the Trustees may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Trust shall be elected annually by the Trustees at the first meeting of the Trustees held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his or her successor is elected and qualifies or until his or her death, resignation or removal in the manner hereinafter provided. Any two or more offices may be held by the same person. In their discretion, the Trustees may leave unfilled any office except that of president and secretary. Election of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.

Section 5.2.      Removal and Resignation. Any officer or agent of the Trust may be removed by a majority of the members of the Board of Trustees if in their judgment the best interests of the Trust would be served thereby, but any such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer of the Trust may resign at any time by giving written notice of his or her resignation to the Trustees, the chairman of the board, the president or the secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make such resignation effective unless otherwise stated in the resignation.

Section 5.3.       Vacancies. A vacancy in any office may be filled by the Trustees for the balance of the term.

Section 5.4.       Chairman of the Board. The chairman of the board shall supervise and direct the chief executive officer and the president, subject to the control of the board of trustees. The chairman of the board shall preside over the meetings of the Trustees and of the shareholders at which he or she shall be present and shall in general oversee all of the business and affairs of the Trust. The chairman shall perform such other duties as may be assigned to him or her by the Trustees. The chairman of the board may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed.

Section 5.5.      Chief Executive Officer. The Trustees may designate a chief executive officer from among the elected officers. The chief executive officer shall have general responsibility for implementation of the policies of the Trust, as determined by the Trustees, and for the management of the business affairs of the Trust. The chief executive officer shall report directly to the chairman of the board. In the absence of the chairman of the board, the chief executive officer shall preside over the meetings of the Trustees and of the shareholders at which he or she shall be present.

Section 5.6.       Chief Operating Officer. The Trustees may designate one or more chief operating officers from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Trustees.

Section 5.7.      Chief Financial Officer. The Trustees may designate a chief financial officer from among the elected officers. Said officer will have such responsibilities and duties as set forth by the Trustees or the chief executive officer.

Section 5.8.      President. In the absence of the chairman of the board and the chief executive officer, the president shall preside over the meetings of the Trustees and of the shareholders at which he or she shall be present. The president shall report directly to the chairman of the board or, if so directed by the Trustees or the chairman of the board, the chief executive officer. In the absence of a designation of a chief executive officer by the Trustees, the president shall be the chief executive officer and shall be ex officio a member of all committees that may, from time to time, be constituted by the Trustees. The president may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Trustees from time to time. The position of president may be held by one or more persons, each of whom may be referred to as a president, co-president and/or as a member of the Office of the President created by the Board. Any and all such persons holding such position are authorized to use the titles president, co-president and Office of the President interchangeably. Where more than one person holds the position of president of the Trust, any action that is required or desired to be taken by the president of the Trust, pursuant to these Bylaws or otherwise, may be taken by any one of the persons holding that position, except to the extent otherwise provided by the Board.

Section 5.9.      Vice Presidents. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there by more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president. Such vice president also shall perform such other duties as from time to time may be assigned to him or her by the president or by the Trustees. The Trustees may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

Section 5.10.      Controller. The controller shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Trustees. The controller shall disburse the funds of the Trust as may be ordered by the Trustees, taking proper vouchers for such disbursements, and shall render to the chief executive officer and Trustees, at the regular meetings of the Trustees or whenever they may require it, an account of all his or her transactions as controller and of the financial condition of the Trust. If required by the Trustees, he or she shall give the Trust a bond in such sum and with such surety or sureties as shall be satisfactory to the Trustees for the faithful performance of the duties of his or her office and for the restoration of the Trust, in case of his or her death, resignation, retirement or removal from office, all books, papers, vouchers, moneys and other property of whatever kind in his or her possession or under his or her control belonging to the Trust. Such controller also shall perform such other duties as from time to time may be assigned to him or her by the president, the chief financial officer or the Trustees.

Section 5.11.    Secretary. The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Trustees and committees of the Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the trust records and of the seal of the Trust; (d) keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) have general charge of the share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or by the Trustees.

Section 5.12.     Assistant Secretaries and Assistant Controllers. The assistant secretaries, in general, shall perform such duties as shall be assigned to them by the secretary or by the controller, respectively, or by the president and assistant controllers or the Trustees. The assistant controllers shall, if required by the Trustees, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Trustees.

Section 5.13.      Compensation. The salaries of the officers shall be fixed from time to time by the Trustees and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Trustee.

ARTICLE VI

Contracts, Loans, Checks and Deposits

Section 6.1.       Contracts. The Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the Trustees or by an authorized person shall be deemed valid and binding upon the Trustees and upon the Trust when so authorized or ratified by action of the Trustees.

Section 6.2.       Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or officers, agent or agents of the Trust and in such manner as shall from time to time be determined by the Trustees.

Section 6.3.       Deposits. All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the Trustees may designate.

ARTICLE VII

Shares of Beneficial Interest

Section 7.1.     Certificates. Every shareholder shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of beneficial interest held by such shareholder in the Trust. Each certificate shall be signed by or in the name of the Trust by the chairman and the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Trust shall, from time to time, issue several classes of shares, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. In lieu of such statement or summary, the Trust may set forth upon the face or back of the certificate a statement that the Trust will furnish to any shareholder, upon request and without charge, a full statement of such information.

Section 7.2.       Transfers. Certificates shall be treated as negotiable, and title thereto and to the shares they represent shall be transferred by delivery thereof to the same extent as those of a Maryland stock corporation. No transfers of shares of the Trust shall be made if (i) void ab initio pursuant to any provision of the Declaration of Trust or (ii) the Board of Trustees, pursuant to any provision of the Declaration of Trust, shall have refused to permit the transfer of such shares. Permitted transfers of shares of the Trust shall be made on the share records of the Trust only upon the instruction of the registered holder thereof, or by its attorney thereunto authorized by power of attorney duly executed and filed with the Secretary or with a transfer agent or transfer clerk, and upon surrender of the certificate or certificates, if issued, for such shares properly endorsed or accompanied by a duly executed share transfer power and the payment of all taxes thereon. Upon surrender to the Trust or the transfer agent of the Trust of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, as to any transfers not prohibited by any provision of the Declaration of Trust or by action of the Board of Trustees thereunder, it shall be the duty of the Trust to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 7.3.      Replacement Certificate. Any officer designated by the Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate, the officer designated by the Trustees may, in his or her own discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as he or she shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 7.4.       Closing of Transfer Books or Fixing of Record Date. The Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to made a determination of shareholders for any other purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of shareholders not less than ten (10) days, before the date on which the meeting or particular action requiring such determination of shareholders of record is to be held or taken.

In lieu of fixing a record date, the Trustees may provide that the share transfer books shall be closed for a stated period but not longer than twenty (20) days. If the share transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days before the date of such meeting.

If no record date is fixed and the share transfer books are not closed for the determination of shareholders, (a) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Trustees, declaring the dividend or allotment of rights is adopted.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 7.4, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than one hundred and twenty (120) days after the record date fixed for the original meeting, in either of which case a new record shall be determined as set forth herein.

Section 7.5.      Share Ledger. The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each shareholder and the number of shareholders of each class held by such shareholder.

Section 7.6.       Fractional Shares; Issuance of Units. Trustees may issue fractional shares or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Declaration of Trust or these Bylaws, the Trustees may issue units consisting of different securities of the Trust. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Trust, except that the Trustees may provide that for a specified period securities of the Trust issued in such unit may be transferred on the books of the Trust only in such unit.

ARTICLE VIII

Dividends

Section 8.1.       Authorization and Declaration. Dividends upon the shares of the Trust may be declared by the Trustees, subject to the provisions of law and the Declaration of Trust. Dividends may be paid in cash, property or shares of the Trust, subject to the provisions of law and the Declaration of Trust.

Section 8.2.       Contingencies. Before payment of any dividends, there may be set aside out of any funds of the Trust available for dividends such sum or sums as the Trustees may from time to time, in their absolute discretion, think proper as the reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Trust or for such other purpose as the Trustees shall determine to be in the best interest of the Trust, and the Trustees may modify or abolish any such reserve in the manner in which it was created.

ARTICLE IX

Miscellaneous

Section 9.1. Right to Indemnification. The Trust shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are trustees or officers of the Trust for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a trustee or an officer. The Trust shall pay or reimburse all reasonable expenses incurred by a present or former trustee or officer of the Trust in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former trustee or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Trust may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the Board of Trustees, the majority of the shareholders of the Trust entitled to vote thereon or special legal counsel appointed by the Board of Trustees. No amendment of this amendment and restatement or repeal of any of its provisions shall limit or eliminate any of the benefits provided to trustees and officers under this Section 9.1 in respect of any act or omission that occurred prior to such amendment or repeal.

Section 9.2.       Non-Exclusivity of Rights under this Article. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Declaration of Trust, Bylaw, agreement, vote of shareholders or disinterested Trustees or otherwise.

Section 9.3.      Insurance. The Trust may, but shall not be required to, purchase and maintain insurance on its own behalf or on behalf of any person who is or was a Trustee, officer, employee or agent of the Trust, or is or was serving at the request of the Trust as a Trustee, director, officer, employee or agent of another Trust, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the Trust would have the power to indemnify such person against such expense, liability or loss under Maryland law.

Section 9.4.	Seal.

(a)          The Trust may have a seal which shall have the name of the Trust inscribed thereon and shall be in such form as may be approved from time to time by the Board of Trustees. The Trustees may authorize one or more duplicate seals and provide for the custody thereof.

(b)          Whenever the Trust is required to place its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

Section 9.5.       Waiver of Notice. Whenever notice is required to be given by law, the Declaration of Trust or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Declaration of Trust, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders, Trustees or members of a committee of Trustees need be specified in any written waiver of notice.

Section 9.6.      Books and Records. The books and records of the Trust may be kept within or without the State of Maryland at such place or places as may be designated from time to time by the Board of Trustees. Any records maintained by the Trust in the regular course of its business, including its share ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device provided that the records so kept can be converted into clearly legible form within a reasonable time. The Trust shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 9.7.      Amendment of Bylaws. The Board of Trustees shall have the exclusive power to amend or repeal any provision of these Bylaws and to adopt new Bylaws; provided, however, that any amendment or repeal of this Section 9.7, Section 3.11 hereof or Section 3.15 hereof shall require the affirmative vote of at least two-thirds of the shareholders entitled to vote thereon. All references to the Declaration of Trust shall include any amendments thereto.

FIRST AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

PRIME GROUP REALTY TRUST

Pursuant to a duly adopted resolution of the Board of Trustees of Prime Group Realty Trust, a Maryland real estate investment trust (the “Trust”), the Trust’s Amended and Restated Bylaws (the “Bylaws”) were amended as of July 1, 2005 as follows:

1.            By deleting the last sentence of Section 3.9 of the Bylaws.

SECOND AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

PRIME GROUP REALTY TRUST

Pursuant to a duly adopted resolution of the Board of Trustees of Prime Group Realty Trust, a Maryland real estate investment trust (the “Trust”) (and the approval of the Trust’s sole common shareholder with respect to the amendments set forth below to Sections 3.15 and 9.7 of the Trust’s Amended and Restated Bylaws (the “Bylaws”)), the Bylaws were amended as of July 1, 2005 as follows:

1.	By substituting the following for Section 1.2 of the Bylaws:

Principal Office. The Trust also has a principal office located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, telephone number 312/917-1300.

2.	By substituting the following for Section 3.4 of the Bylaws:

Notice. Notice of any special meeting shall be given by written notice delivered personally, transmitted by facsimile, telegraphed or mailed to each Trustee at his or her business or residence address or by telephone, facsimile transmission, interactive technology, including by not limited to electronic transmission, electronic mail, Internet usage or remote communication, or as otherwise may be permitted in accordance with these Bylaws. Personally delivered, facsimile transmitted or telegraphed notices shall be given at least two (2) days prior to the meeting. Telephone or interactive technology notices shall be given at least twenty-four (24) hours prior to the meeting. Notice by mail shall be given at least five (5) days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is delivered to the telegraph company. Telephone notice shall be deemed given when the Trustee is personally given notice in a telephone call to which such Trustee personally is a party. Facsimile transmission shall be deemed given upon receipt by the sender of confirmation indicating receipt of the transaction. Interactive technology notices shall be deemed given upon delivery by the sender if delivered to the electronic address provided by the Trustee and on file with the Secretary. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

3.	By substituting the following for Section 3.9 of the Bylaws:

Vacancies. If for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder (even if fewer than two Trustees remain). Any vacancy (including a vacancy created by an increase in the number of Trustees) shall be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of all votes entitled to be cast at a meeting of shareholders duly called, subject to the rights granted pursuant to Section 3.3.8 of the Declaration of Trust. Any individual so elected as Trustee shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualifies.

4.	By substituting the following for Section 3.15 of the Bylaws:

Number. The number of Trustees of the Trust shall be seven (7). Each Trustee shall hold office until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualifies. At any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of all votes entitled to be cast at a meeting of shareholders duly called, the number of Trustees may be increased or decreased; provided, that the number thereof shall not be fewer than three (3) nor more than thirteen (13); provided further, that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees; and provided further, that any limitation on the number of Trustees contained herein shall be subject to the rights granted pursuant to Section 3.3.8 of the Declaration of Trust.

5.	By substituting the following for Section 9.7 of the Bylaws:

Amendment of Bylaws. The common shareholders, by affirmative vote of a majority of all votes entitled to be cast, shall have the exclusive power to amend or repeal any provision of these Bylaws and to adopt new Bylaws. All references in these Bylaws to the Declaration of Trust shall be deemed to include any amendments thereto.